Exhibit 99.1

Fox Factory Holding Corp. Announces Appointment of Jean Hlay to Board of Directors

BRASELTON, Georgia, Feb. 28, 2019 -- Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX” or the “Company”) today announced the appointment of Jean Hlay as a director on its Board of Directors, effective February 25, 2019.

Larry L. Enterline, FOX’s Chief Executive Officer commented, “We are very pleased to welcome Jean to our Board of Directors with her tremendous depth of executive manufacturing and branded consumer products experience, including mergers and acquisitions. Her strong financial and operational background will provide a distinct and valuable perspective to our Board of Directors as we execute on our growth objectives. We look forward to her future contributions.”

Ms. Hlay has over 25 years of executive and senior leadership experience in the consumer branded products manufacturing and distribution industries. She most recently served for eight years as President and Chief Operating Officer of MTD Products, Inc. (“MTD”), a privately-owned, global manufacturer and distributor of residential and commercial outdoor power equipment with over 7,000 employees and 16 major locations worldwide. She started her tenure at MTD as a member on their Board of Directors in 2002, prior to being appointed to the executive team in 2009, where she continued in both roles until 2018. Previously, she held roles including Chief Financial Officer and Secretary at Crossville Rubber Products, Inc. Ms. Hlay began her career at PwC. She previously served on the Outdoor Power Equipment Board of Directors and she currently serves on the Board of Directors of Pella Corporation. Ms. Hlay holds a bachelor’s degree from Bowling Green University and is a CPA.

About Fox Factory Holding Corp. (NASDAQ: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles. The Company is a direct supplier to leading power vehicle original equipment manufacturers ("OEMs"). Additionally, the Company supplies top bicycle OEMs and their contract manufacturers and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

Contact

ICR
Katie Turner
646-277-1228
Katie.turner@icrinc.com

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